Exhibit 10.1

Steven A. Schmidt

Offer of Re-employment

POSITION:

President & Chief Operating Officer, reporting to Terry Paul, CEO.

COMPENSATION PACKAGE:

Based on a salary of $320,000 per year, you will receive bi-weekly salary compensation of $12,307.69, to be reviewed periodically by the Board of Directors.

RESTRICTED STOCK:

You will be awarded a restricted stock grant equal to $100,000 at the April 26, 2006 closing price of the Company’s stock on the NASDAQ stock market as reported in the Midwest Edition of the Wall Street Journal.  The grant vests over four years (25% per year).

INCENTIVE PLAN:

You will be eligible to participate in the Company’s cash bonus plan.  The plan allows you to share directly in the Company’s success by offering an opportunity for a bonus of up to 100% of your base salary as a result of the growth in profit and operating revenues.  All bonus plans are subject to approval by the Compensation Committee of the Board of Directors and are subject to change.

BENEFITS PLAN:

Our comprehensive benefits plan (summary enclosed), which includes health, life and disability coverage, 401k with a generous match of 75% of your contribution up to 6% of income (federal limits may apply) and other excellent health and welfare benefits.

In addition, should health coverage with your current employer expire before you are eligible for such coverage under our plans (which is May 1, 2006) we will proactively work with you to prevent any lapse in coverage.

SERP:

The Supplemental Executive Retirement Plan (SERP) allows participants to defer additional salary (up to an additional 20%) on a tax-deferred basis, over and above dollars you may already be deferring in our 401(k) Plan.  This allows you the opportunity to receive the full 4.5% company match on a combined basis on those contributions that you make that exceed the 401(k) maximum.

PERSONAL TIME OFF:

As detailed in the benefits summary, we offer a personal time off benefit.  As an experienced senior leader, you will be advanced one week (40 hours) of PTO upon joining Renaissance and we will use your original date of hire to determine your biweekly PTO accrual.

SIGNING BONUS:

Upon rejoining Renaissance, you will be given a $35,000 sign-on bonus.  This will be paid on the first regular pay date after you rejoin, which is April 27, 2006.  In exchange you will be surrendering your unused stock options and agree that such options, and all exercise and other rights you may have with respect to the options, shall be canceled and become null and void.

NON-COMPETE/

CONFIDENTIALITY:

This offer is contingent upon your execution of our standard confidentiality and non-compete agreements on or before your first day of re-employment.

This offer is dependent on your acceptance prior to April 10,2006 and commencement of employment on April 26, 2006.

I hereby accept the offer of employment.

          /s/ Steven A. Schmidt     4-7-06

Steven Schmidt (Signature and Date)

Agreed to this 10th day of April.

/s/ Terrance D. Paul

(Signature, Terrance D. Paul, CEO)